As filed with the Securities and Exchange Commission on August 27, 2012

Registration No. 333-49837

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Network Equipment Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	94-2904044
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6900 Paseo Padre Parkway, Fremont, California	94555
(Address of Principal Executive Offices)	(Zip Code)

1998 EMPLOYEE STOCK PURCHASE PLAN
N.E.T STOCK OPTION PROGRAM
1993 STOCK OPTION PROGRAM
(Full title of the plan)

Frank Slattery, Esq.
Vice President and Secretary
Network Equipment Technologies, Inc.
6900 Paseo Padre Parkway
Fremont, California 94555-3660
(510) 713-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Timothy G. Hoxie, Esq.

Jones Day

555 California Street, 26th Floor

San Francisco, California 94104

(415) 626-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒ (Do not check if a smaller reporting company) Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-49837) (the “Registration Statement”) of Network Equipment Technologies, Inc., a Delaware corporation (“NET”), filed with the Securities and Exchange Commission effective April 10, 1998, registering an aggregate of 3,600,000 shares of NET’s common stock, par value $0.01 per share (the “Shares”), consisting of 2,000,000 shares issuable under the 1993 Stock Option Plan, 1,000,000 shares issuable under the N.E.T. Stock Option Program, and 600,000 shares issuable under the Employee Stock Purchase Plan, as amended.

On June 18, 2012, NET entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sonus Networks, Inc., a Delaware corporation (“Sonus”), and Navy Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Sonus (the “Merger Sub”).  Pursuant to the Merger Agreement, on August 24, 2012, the Merger Sub was merged with and into NET with NET continuing as the surviving corporation and as a wholly owned subsidiary of Sonus (the “Merger”).

In connection with the Merger, NET has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  Accordingly, by means of this Post-Effective Amendment No. 1, NET hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by NET in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, removes from registration all remaining Shares under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 27th day of August, 2012.

NETWORK EQUIPMENT TECHNOLOGIES, INC.

By:	/s/ Frank Slattery
Name:	Frank Slattery
Title:	Vice President and Secretary